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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO.             )
                            ------------------------

                              POPE & TALBOT, INC.
FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:

[ ] PRELIMINARY PROXY STATEMENT
[X] DEFINITIVE PROXY STATEMENT
[ ] DEFINITIVE ADDITIONAL MATERIALS
[ ] SOLICITING MATERIAL PURSUANT TO RULE 14A-11(C) OR RULE 14A-12

                              POPE & TALBOT, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 DENNIS BUNDAY
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(l), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       (1) Title of each class of securities to which transaction applies:
                            Common Shares, Par Value $1.00

       (2) Aggregate number of securities to which transactions applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

       (4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1) Amount Previously paid:

       (2) Form, Schedule or Registration Statement No.:

       (3) Filing Party:

       (4) Date Filed:
* Set forth the amount on which the filing fee is calculated and state how it was determined.
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

                              POPE & TALBOT, INC.
                             1500 S.W. FIRST AVENUE
                             PORTLAND, OREGON 97201

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 25, 1994

     The Annual Meeting of Shareholders of Pope & Talbot, Inc. (the "Company"), a Delaware corporation, will be held at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California on Monday, April 25, 1994 at 3:00 p.m., for the following purposes:

     1. To elect three persons to the Board of Directors of the Company to serve for a term of three years;

     2. To ratify the selection of independent public accountants for the year 1994; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on February 28, 1994 are entitled to receive notice of and to vote at the Annual Meeting.

     It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently intend to be present personally at the Annual Meeting, you are urged to complete, date, sign and return the accompanying proxy in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. You may still vote in person if you do attend the Annual Meeting.

                                          By order of the Board of Directors

                                          C. Lamadrid
                                          Senior Vice President,
                                          Secretary, Treasurer and
                                          Chief Financial Officer

Portland, Oregon
March 7, 1994

                              POPE & TALBOT, INC.
                             1500 S.W. FIRST AVENUE
                             PORTLAND, OREGON 97201

                                PROXY STATEMENT

MAILED MARCH 7, 1994, FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 25, 1994

                                    GENERAL

     Your proxy in the form enclosed is solicited by the Board of Directors of the Company for the Annual Meeting or any adjournment thereof. You may revoke it at any time prior to its use by a written communication to C. Lamadrid, Secretary of the Company, or by a duly executed proxy bearing a later date. Shareholders attending the Annual Meeting may vote their shares in person even though they have already given a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the Annual Meeting and at any adjournment thereof.

     Only shareholders of record at the close of business on February 28, 1994 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding 13,344,068 shares of common stock entitled to vote. Each share is entitled to one vote except that the election of directors will be conducted pursuant to cumulative voting. Under cumulative voting, each share of common stock is entitled to one vote multiplied by the number of directors to be elected, and that number of votes may be cast for one director or may be distributed among any number of directors as designated by the shareholder or his proxy.

     Shares of common stock represented by proxies in the accompanying form which are properly executed and returned to the Company will be voted at the Annual Meeting of Shareholders in accordance with the shareholders' instructions contained in such proxies. Where no such instructions are given, the shares will be voted for the election of directors as described herein, for ratification of Arthur Andersen & Co. as the Company's independent public accountants for 1994 and at the discretion of the proxy holders on such other matters as may come before the Annual Meeting.

     Approval of each of Proposal No. 1 and Proposal No. 2 described below in this Proxy Statement requires the affirmative vote of holders of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, who are entitled to vote on such Proposals. Abstentions and broker non-votes are each included in the number of shares present for quorum purposes. Abstentions, which may be specified on all proposals other than the election of directors, are counted in tabulations of the votes cast on proposals presented to stockholders; whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     At the Annual Meeting, Peter T. Pope and Brooks Walker, Jr. will be nominated for re-election as directors for three-year terms. Mr. Adolphus Andrews, Jr.'s term of office expires as of the date of the Annual

Meeting and he will not stand for re-election and Mr. Edward Cooley will resign as a director effective as of the date of the Annual Meeting, both in accordance with the Company's policy that directors who attain the age of 72 retire from active involvement with the Company. The Board of Directors has nominated Mr. Gordon P. Andrews as a director for a three-year term, effective upon his election at the Annual Meeting. Concurrently with Mr. Cooley's resignation and effective as of the date of the Annual Meeting, the authorized number of directors on the Board will be reduced from nine to eight. Unless otherwise instructed, the proxy holders named on the enclosed proxy card intend to utilize the cumulative voting right described above to distribute the votes represented by proxies in such proportion as they shall determine between the three nominees or their substitutes so as to elect the maximum number of such persons. The Board of Directors expects that all of these nominees will be available for election, but in the event that any of these nominees is not so available at the time of the Annual Meeting, proxies received will be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors unanimously recommends a vote for election of each of the above-mentioned nominees as Directors.

CERTAIN INFORMATION REGARDING DIRECTORS AND OFFICERS

     Set forth below, as of January 24, 1994, for each nominee and each director of the Company whose term continues after the Annual Meeting is certain information regarding such person. Also set forth below, as of January 24, 1994, is the number of shares of the Company's common stock beneficially owned by (i) each of the executive officers named in the Summary Compensation Table below and
(ii) all directors and executive officers as a group. All officers hold office at the pleasure of the Board of Directors.
- --------------------------------------------------------------------------------

Gordon P. Andrews                 Age: 37
                                  Nominee for election with term to expire in 1997
                                  Business experience:
                                  President, Andrews Associates, Inc. -- 1993 to present.
                                  Associated with Andrews Associates, Inc. (management
                                  consulting) as a Director and various management
                                    positions -- 1982 to present.
                                  Vice President, Institutional Sales, Shearson Lehman
                                  Brothers, Inc. -- 1990 to 1992.
                                  Securities beneficially owned: 226,861 (1.9% of class).
                                  Includes 176,876 shares as to which he has sole investment and voting power, and 47,385 shares held as co-trustee for his children and his sister's children. Also includes 2,600 shares for which his wife is trustee for his children.
- ---------------------------------------------------------------------------------------------
Hamilton W. Budge                 Age: 65
                                  Committee memberships: Human Resources
                                  Director since: 1967
                                  Term of office expires: 1995
                                  Business experience:
                                  Of Counsel, Brobeck, Phleger & Harrison (Attorneys) --
                                    July 1990 to present.
                                  Partner, Brobeck, Phleger & Harrison -- May 1988 to July
                                    1990.
                                  Directorships:
                                  Technology for Communications International
                                  Securities beneficially owned: 20,000 (less than 1% of
                                  class). Investment and voting power shared with his wife.
- ---------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------
Charles Crocker                   Age: 55
                                  Committee memberships: Audit
                                  Director since: 1986
                                  Term of office expires: 1995
                                  Business experience:
                                  Chairman of the Board, BEI Electronics (diversified
                                  technology for military and medical applications) -- 1974
                                    to present.
                                  President, Crocker Capital (private venture capital
                                  firm) -- September 1985 to present.
                                  General Partner, Crocker Associates (private venture
                                  investment partnership) -- 1970 to 1991.
                                  Directorships:
                                  BEI Electronics, Inc.
                                  Fiduciary Trust Company International
                                  Superconductor Technologies, Inc.
                                  Securities beneficially owned: 1,000 (less than 1% of
                                  class) (1)
- ---------------------------------------------------------------------------------------------
Warren E. McCain                  Age: 68
                                  Committee memberships: Human Resources
                                  Director since: 1989
                                  Term of office expires: 1996
                                  Business experience:
                                  Chairman of the Executive Committee, Albertson's Inc.
                                  (grocery store chain) -- 1991 to present.
                                  Chairman of the Board and Chief Executive Officer of
                                    Albertson's, Inc. -- 1976 to 1991.
                                  Directorships:
                                  Albertson's, Inc.
                                  Portland General Corporation
                                  West One Bancorp
                                  Securities beneficially owned: 1,000 shares (less than 1% of class)(1)
- ---------------------------------------------------------------------------------------------
Robert Stevens Miller, Jr.        Age: 52
                                  Committee memberships: Audit, Human Resources
                                  Director since: 1993
                                  Term of office expires: 1996
                                  Business experience:
                                  Retired -- January 1993 to present.
                                  Senior Partner, James D. Wofens (investment
                                  banking) -- 1992 to January 1993.
                                  Vice Chairman of the Board, Chrysler Corporation
                                  (automobile manufacturing) -- 1990 to 1992.
                                  Chief Financial Officer, Chrysler Corporation -- 1981 to
                                  1990.
                                  Directorships:
                                  Federal-Mogul Corporation
                                  Flecke Corporation
                                  Syntex, Inc.
                                  U.S. Bancorp
                                  Securities beneficially owned: 1,000 (less than 1% of
                                  class). Investment and voting power shared with his wife.
- ---------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------
Peter T. Pope                     Age: 59
                                  Position: Chairman of the Board, President and Chief
                                  Executive Officer
                                  Director since: 1962
                                  Term of office expires: 1994 (nominee for re-election)
                                  Business experience:
                                  Chairman of the Board, President and Chief Executive
                                  Officer of the Company -- March 1990 to present.
                                  Chairman of the Board and Chief Executive Officer of the
                                    Company -- 1971 to March 1990.
                                  Directorships:
                                  Pope MGP, Inc. and Pope EGP, Inc., general partners of Pope
                                    Resources, a Delaware limited partnership
                                  The Newhall Land & Farming Company, a California limited
                                    partnership
                                  Securities beneficially owned: 544,158 (4.6% of class)
                                  Includes 355,969 shares as to which he has sole investment and voting power, 40,000 shares as to which he shares
                                  investment and voting power and 116,806 shares subject to
                                  options exercisable within 60 days after January 24, 1994
                                  under the Company's Stock Option and Appreciation Plan.
                                  Also includes 31,383 shares owned by his wife as to which
                                  he disclaims beneficial ownership.
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Hugo G. L. Powell                 Age: 49
                                  Committee memberships: Audit
                                  Director since: 1985
                                  Term of office expires: 1996
                                  Business experience:
                                  President of Labatt Breweries of Canada (beverage
                                  manufacturing and distribution) -- May 1992 to present.
                                  President of Labatt's Ontario Breweries -- October 1990 to
                                    May 1992.
                                  President and Chief Executive Officer of Everfresh, Inc.
                                  (food processing) -- January 1989 to October 1990.
                                  Securities beneficially owned: None
- ---------------------------------------------------------------------------------------------
Brooks Walker, Jr.                Age: 65
                                  Committee memberships: Audit, Human Resources
                                  Director since: 1981
                                  Term of office expires: 1994 (nominee for re-election)
                                  Business experience:
                                  General Partner, Walker Investors (venture capital
                                  investment partnership) -- 1988 to present.
                                  Directorships:
                                  AT&T Capital Corporation
                                  The Gap, Inc.
                                  Securities beneficially owned: 1,600 (less than 1% of
                                  class) (1)
- ---------------------------------------------------------------------------------------------
Carlos M. Lamadrid                Securities beneficially owned: 47,537 (2)
Michael Flannery                  Securities beneficially owned: 30,475 (2)
William G. Frohnmayer             Securities beneficially owned: 37,106 (2)
Robert L. Vanderselt              Securities beneficially owned: 17,260 (2)
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

- ---------------------------------------------------------------------------------------------
All Directors and Executive       Securities beneficially owned: 931,689 (8.0% of class).
  Officers As a Group (13         Includes 138,057 shares in which voting and investment
  individuals)                    powers are shared, 546,901 shares to which such directors
                                  or officers have sole voting and investment powers and
                                  31,383 shares to which certain directors and officers
                                  disclaim beneficial ownership. Also includes 215,348 shares subject to options exercisable within 60 days after Janu-
                                  ary 24, 1994 under the Company's Stock Option and
                                  Appreciation Plan.
- ---------------------------------------------------------------------------------------------

(1) Sole voting and investment power is held on all of the shares.

(2) Includes shares purchasable under options which are currently exercisable or will become exercisable within 60 days after January 24, 1994 under the Company's Stock Option and Appreciation Plan.

INFORMATION ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors has as its two standing committees the Audit Committee and the Human Resources Committee. The membership of each committee is listed above on pages 2 through 4. These committees are composed entirely of nonemployee directors. The Board does not have a nominating committee, but the Board as a whole considers and makes nominations for directors.

     The Audit Committee monitors, on a periodic basis, the performance of the independent public accountants and recommends their engagement or dismissal to the Board of Directors. It also reviews with the independent public accountants the scope and results of their audits and their independence with respect thereto and the adequacy of the Company's accounting and financial controls. The Human Resources Committee generally performs the functions of a compensation committee and recommends salary, incentive compensation and bonus arrangements for the Company's senior management. Its recommendations are acted upon by the Board of Directors. The Human Resources Committee also has sole authority to administer the Company's stock option and stock bonus plans and make grants or awards thereunder.

     The Board of Directors held six meetings during 1993. The Audit Committee held two meetings, and the Human Resources Committee held two meetings.

     Each director of the Company is paid $1,000 for every Board meeting attended. In addition, directors who are not also officers of the Company are paid $18,000 per year plus $700 for each meeting of a standing committee of the Board attended if that meeting is held on the same day as a Board meeting and $1,000 otherwise.

BENEFICIAL OWNERSHIP OF OVER 5% OF POPE & TALBOT COMMON STOCK

     The following table lists beneficial owners of more than 5% of Pope & Talbot, Inc. common stock as of December 31, 1993.

                                             VOTING POWER      INVESTMENT POWER
                                           -----------------   -----------------              PERCENT
                                            SOLE     SHARED     SOLE     SHARED     TOTAL    OF CLASS
                                           -------   -------   -------   -------   -------   ---------
Fidelity Management &
Research Corp.
     82 Devonshire Street
     Boston, MA 02109....................  119,111        --   971,411        --   971,411      8.3%
Mr. and Mrs. Adolphus Andrews, Jr.(1)
     600 Montgomery Street
     San Francisco, CA 94111.............  834,499        --   834,499        --   834,499      7.1%
Michell Hutchins
Institutional Investors, Inc.
     1285 Avenue of Americas
     New York, NY 10019..................       --   665,800        --   665,800   665,800      5.7%

- ---------------

(1) Mr. Adolphus Andrews, Jr. will retire as a director of the Corporation effective as of the date of the 1994 Annual Meeting.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the compensation earned by the Company's Chief Executive Officer and the Company's four other highest-paid executive officers for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1993, December 31, 1992 and December 31, 1991, respectively. No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the 1993 fiscal year has resigned or terminated employment during 1993.

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                               ------------------------------------    ---------------------------------------
                                                                          OTHER        RESTRICTED
                                                                          ANNUAL         STOCK       OPTIONS/      ALL OTHER
              NAME AND                          SALARY      BONUS      COMPENSATION      AWARDS       SAR'S      COMPENSATION
         PRINCIPAL POSITION            YEAR     ($)(2)       ($)           ($)           ($)(3)        (#)          ($)(4)
- -------------------------------------  ----    --------    --------    ------------    ----------    --------    -------------
Peter T. Pope                          1993    $394,078    $201,336            --             --      60,000       $ 4,497
  Chairman of the Board,               1992     380,750          --            --             --      38,990         4,364
  President, and Chief Executive
  Officer                              1991     362,336          --            --             --      37,000         4,238
Robert L. Vanderselt(1)                1993     191,740      39,614      $ 53,022(5)          --      22,000         4,497
  Group Vice President                 1992     182,250          --         1,656(5)          --       9,650         2,795
  Consumer Products Division           1991      48,448          --        10,227(5)    $ 28,000      15,000            --
Michael Flannery                       1993     189,426     102,572            --             --      20,000         4,497
  Group Vice President                 1992     183,018          --            --             --       9,650         4,364
  Wood Products Division               1991     176,552          --            --             --      10,400         4,238
Carlos M. Lamadrid                     1993     185,356      77,816            --             --      20,000         4,497
  Senior Vice President,               1992     179,080          --            --             --       9,650         4,364
  Secretary, Treasurer and             1991     172,748          --            --             --      10,400         4,238
  Chief Financial Officer
William G. Frohnmayer                  1993     171,968      41,755            --             --      20,000         4,497
  Group Vice President                 1992     166,146          --            --             --       9,650         4,364
  Fiber Division                       1991     157,798          --            --             --      10,400         4,238

- ---------------

(1) Mr. Vanderselt was hired as the Group Vice President -- Consumer Products Division in October 1991.

(2) Includes salary deferred under the Company's Tax Deferred Savings Plan.

(3) Mr. Flannery was the only named executive officer to hold restricted stock at the end of the 1993 fiscal year. At that date he held 2,000 shares of restricted common stock with a fair market value of $57,500. These shares will vest incrementally over his period of continued service with the Company as follows: April, 1994, 1,000 shares and April, 1995, 1,000 shares.

(4) Consists of contributions made by the Company to the Tax Deferred Savings Plan on behalf of each named executive officer.

(5) Consists of reimbursement of relocation costs incurred by Mr. Vanderselt (including the loss incurred on the sale of his former residence) in connection with his relocation to Portland, Oregon.

STOCK OPTION AND STOCK APPRECIATION RIGHTS

     The following table contains information concerning the grant of stock options and stock appreciation rights (SARs) made under the Company's Stock Option and Appreciation Plan for the 1993 fiscal year to the named executive officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL
                                    INDIVIDUAL GRANTS                                         REALIZABLE VALUE
- ------------------------------------------------------------------------------------------    AT ASSUMED ANNUAL
                                                   % OF TOTAL                                  RATES OF STOCK
                                                  OPTIONS/SARS                                      PRICE
                                                   GRANTED TO                                 APPRECIATION FOR
                                                   EMPLOYEES     EXERCISE OR                   OPTION TERM(1)
                                                   IN FISCAL      BASE PRICE    EXPIRATION   -------------------
                                                      YEAR       ($/SHARE)(4)      DATE      5% ($)     10% ($)
                                                  ------------   ------------   ----------   -------   ---------
Peter T. Pope.....................     60,000         20.5%        $ 19.125        1/23/03   721,657   1,828,819
Carlos M. Lamadrid................     20,000          6.8%        $ 19.125        1/23/03   240,552     609,606
Michael Flannery..................     20,000          6.8%        $ 19.125        1/23/03   240,552     609,606
William G. Frohnmayer.............     20,000          6.8%        $ 19.125        1/23/03   240,552     609,606
Robert L. Vanderselt..............     22,000          7.5%        $ 19.125        1/23/03   264,607     670,567

- ---------------

(1) The potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their maximum 10-year term, assuming the specified compounded rates of appreciation on the Company's common stock over the option term. However, there is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers. In addition, these assumed values do not take into account option provisions which trigger the termination of the option following cessation of employment, the nontransferability of the options and the exercise schedule in effect for each option which is contingent upon continuous service with the Company for periods of up to five years.

(2) The Stock Option Plan permits the granting of two types of stock appreciation rights: Tandem Stock Appreciation Rights and Independent Stock Appreciation Rights. Tandem Stock Appreciation Rights allow the holder to elect between the exercise of the underlying option for shares of common stock or the surrender of such option for an appreciation distribution from the Company, payable in cash or in shares of common stock. Independent Stock Appreciation Rights may be exercised for an appreciation distribution concurrently with (or within a period not to exceed 12 months following) the exercise of the underlying option for shares of common stock and do not require that option to be surrendered. None of the options granted in 1993 included stock appreciation rights.

(3) Options will become exercisable for the option shares in a series of 5 equal and successive annual installments, beginning January 24, 1994. Each option will become immediately exercisable for all of the option shares in the event the Company is acquired by merger or sale of substantially all of the Company's assets or outstanding common stock, unless the option is assumed or otherwise replaced by the acquiring entity. Upon the termination of the optionee's employment within 18 months after (i) an acquisition of the Company which does not otherwise result in the immediate acceleration of the option or (ii) any hostile change in control of the Company effected by tender offer for 25% or more of the outstanding common stock or proxy contest for Board membership, the option will become immediately exercisable for all of the option shares. Option acceleration will, however, in all instances be limited so as to avoid excess parachute payments under the federal tax laws. For further information concerning these option acceleration provisions, please see the section below entitled Employment Contracts and Change in Control Arrangements. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of service with the Company.

(4) The exercise price of each option may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with such exercise. The optionee may be permitted, subject to the approval of the Plan Administrator, to apply a portion of the shares purchased under the option (or to deliver existing shares of common stock) in satisfaction of such tax liability. The Plan Administrator also has the authority to reprice outstanding options through the cancellation of those options and the grant of replacement options with a exercise price equal to the lower fair market value of the option shares on the regrant date.

                         OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the named executive officers concerning exercise of options during the 1993 fiscal year and unexercised options held as of the end of that fiscal year. No SAR's were exercised during the 1993 fiscal year by the named executive officers, nor were any SAR's outstanding at the end of such fiscal year.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                VALUE REALIZED      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                (MARKET PRICE      UNDERLYING UNEXERCISED             IN-THE-MONEY
                                    SHARES       AT EXERCISE          OPTIONS AT FY-END          OPTIONS AT FY-END($)(1)
                                   ACQUIRED     LESS EXERCISE    ---------------------------   ---------------------------
              NAME                ON EXERCISE       PRICE)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- --------------------------------  -----------   --------------   -----------   -------------   -----------   -------------
Peter T. Pope...................      7,518        $ 13,626         78,178        128,962       $  788,726    $  1,323,043
Carlos M. Lamadrid..............      3,618           7,010         23,550         38,200          240,209         390,310
Michael Flannery................     18,666         128,873          3,300         37,990           13,613         388,158
William G. Frohnmayer...........      2,410           4,368         20,710         37,990          209,849         388,158
Robert L. Vanderselt............         --              --          7,930         38,720          103,006         417,525

- ---------------

(1) Based upon the market price of $28.75 per share, which was the closing selling price of the Company's common stock on the last day of the 1993 fiscal year, less the exercise price payable per share.

PENSION PLANS

     The following table shows the estimated annual pension benefits payable in the aggregate to a covered participant as a single life annuity beginning at normal retirement age (age 65) under the Company's qualified defined benefit pension plan and the nonqualified supplemental pension plan which provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based upon the remuneration that is covered under the plans and years of service with the Company and its subsidiaries:

                               PENSION PLAN TABLE

                                                        YEARS OF SERVICE
           FINAL AVERAGE          ------------------------------------------------------------
               SALARY                15           20           25           30           35
    ----------------------------  --------     --------     --------     --------     --------
     $100,000...................  $ 25,871     $ 34,494     $ 43,118     $ 45,618     $ 48,118
      125,000...................    33,371       44,494       55,618       58,743       61,868
      150,000...................    40,871       54,494       68,118       71,868       75,618
      175,000...................    48,371       64,494       80,618       84,993       89,368
      200,000...................    55,871       74,494       93,118       98,118      103,118
      225,000...................    63,371       84,494      105,618      111,243      116,868
      250,000...................    70,871       94,494      118,118      124,368      130,618
      300,000...................    85,871      114,494      143,118      150,618      158,118
      350,000...................   100,871      134,494      168,118      176,868      185,618
      400,000...................   115,871      154,494      193,118      203,118      213,118
      450,000...................   130,871      174,494      218,118      229,368      240,618
      500,000...................   145,871      194,494      243,118      255,618      268,118

     A participant's compensation covered by the Company's pension plan is his or her average salary for the five consecutive calendar plan years within the last ten years of the participant's career for which such average is the highest or, in the case of a participant who has been employed for less than five full calendar years, the period of his or her employment with the Company. Covered compensation for named executives as of the end of the last calendar year is: Mr. Pope, $396,312; Mr. Lamadrid, $186,408; Mr. Flannery, $190,500; Mr. Frohnmayer, $172,944; and Mr. Vanderselt, $192,828. The estimated years of service for each named executive is as follows: Mr. Pope, 28 years; Mr. Lamadrid, 20 years; Mr. Flannery, 7 years; Mr. Frohnmayer, 16 years; and Mr. Vanderselt 2 years.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTRACT ARRANGEMENT

     The Company does not have any employment agreements with any of the executive officers named in the Summary Compensation Table. However, the Company has entered into special severance agreements with several of its executive officers, including each of the named executive officers. Under these agreements, the executive officers will be entitled to certain benefits in the event their employment is involuntarily terminated (other than for cause) within 18 months following a change in control of the Company. Involuntary termination is defined in each severance agreement as the officer's involuntary discharge or dismissal (other than for cause) by the Company or his/her voluntary termination of employment following a material reduction in compensation or level of responsibilities.

     The benefits to be provided upon such officer's involuntary termination include (i) the acceleration of all unvested options and stock appreciation rights held by the officer under the Company's Stock Option and Appreciation Plan and (ii) the vesting of all restricted shares of the Company's common stock held in escrow for the officer under the Company's Restricted Stock Bonus Plan. In addition, to the extent the spread on the accelerated options and stock appreciation rights which exists at the time of the officer's involuntary termination (i.e., the excess of the then current market price of the Company's common stock subject to such options and stock appreciation rights over the exercise price) and the then current market price of the shares which vest under the Restricted Stock Bonus Plan do not in the aggregate exceed two times the officer's base salary and bonuses for the fiscal year preceding the fiscal year of involuntary termination, the officer will receive a lump sum cash severance payment in an amount sufficient to bring the total benefit package up to the two times salary-and-bonus amount. However, the value of the total benefit package (option acceleration, share vesting and severance payment) is limited to 2.99 times the officer's average W-2 wages from the Company for the five calendar years immediately preceding the calendar year in which the change in control occurs. This limitation is designed to prevent the benefit package from becoming an excess parachute payment under the federal tax laws.

     Each severance agreement contains a detailed procedure for valuing the officer's total benefit package and determining whether or not the total value of the package exceeds the parachute payment limitation. In no event, however, will benefits be reduced if they are found to represent reasonable compensation for the officer's services with the Company prior to involuntary termination.

     For purposes of each severance agreement, a change in control is defined as
(i) the successful acquisition of 25% or more of the Company's outstanding voting stock pursuant to a third-party tender or exchange offer which the Board of Directors does not recommend the Company's shareholders accept or (ii) a change in the composition of the Company's Board of Directors which occurs because the individuals nominated for election or re-election by majority vote of those members of the Board elected at the last shareholder meetings at which there were not contested elections for Board membership fail to be elected or re-elected by the shareholders by reason of one or more contested elections for Board membership.

     In the event benefits were to become due in the year ending December 31, 1994 under the severance agreements currently in effect for the executive officers listed in the Summary Compensation Table, the maximum amounts payable would be as follows: Mr. Pope, $1,460,593; Mr. Lamadrid, $619,795; Mr. Flannery, $769,490; Mr. Frohnmayer, $643,380; and Mr. Vanderselt, $297,833.

                           HUMAN RESOURCES COMMITTEE
                           OF THE BOARD OF DIRECTORS

                         EXECUTIVE COMPENSATION REPORT

     The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation.

     It is the duty of the Human Resources Committee to set the base salary of the Company's executive officers and to administer the Company's Stock Option and Appreciation Plan under which grants may be made to such officers and other key employees. In addition, the Human Resources Committee administers the Company's Executive Incentive Plan under which the Company's executive officers and other key employees may earn additional bonus amounts each year based upon individual performance and the Company's attainment of specified performance goals.

                          GENERAL COMPENSATION POLICY

     The fundamental policy of the Human Resources Committee in compensation matters is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance and their contribution to the financial success of the Company. It is an objective of this policy to have a substantial portion of each officer's total annual compensation contingent upon the achievement of such financial and performance goals. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which is designed primarily to be competitive with base salary levels in effect both at companies within the forest products industry which are of comparable size to the Company and at companies outside of such industry with which the Company competes for executive talent, (ii) annual variable performance awards payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the Human Resources Committee, and
(iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's shareholders. As an employee's level of responsibility and accountability within the Company increases over time, a greater portion of his or her total compensation is intended to be dependent upon Company and personal performance and stock price appreciation rather than upon base salary.

     In order to facilitate the implementation of these policies, the Human Resources Committee has in the past employed, and expects to continue to employ, the services of a nationally recognized, independent compensation consulting firm.

     Factors. Several of the more important factors considered by the Human Resources Committee in establishing the components of each executive officer's compensation package for the 1993 fiscal year are summarized below.

     * BASE SALARY. The base salary for each executive officer is determined on the basis of internal comparability considerations and the base salary levels in effect for comparable positions at the Company's principal competitors, both inside and outside the industry. The base salary level for executive officers is generally at the median level determined for such individuals on the basis of the external salary data provided the Committee by the independent compensation consulting firm. Salaries are reviewed on an annual basis, and adjustments to each executive officer's base salary are based upon individual performance and salary increases paid by the Company's competitors.

     * ANNUAL INCENTIVE COMPENSATION. An annual bonus may be earned by each executive officer under the terms of the Executive Incentive Plan, provided the Company's earnings for the fiscal year exceed 4% of shareholder equity, as measured at the start of that year. For the 1993 fiscal year, bonuses were earned under this program on the basis of the following factors: (i) the attainment of a company-wide performance objective tied primarily to after-tax consolidated earnings, (ii) earnings achieved at the division level, for those executives who are division leaders rather than corporate officers, and (iii) personal performance. The target bonus for each executive officer was established by the Human Resources Committee at the start of the year, with the target bonus per executive officer set at 25% to 35% of base salary (in accordance with his position at the Company) and the maximum bonus limited to a range between 50% and 70% of base salary for the year. The after-tax earnings for the 1993 fiscal year exceeded the company-wide target by approximately 40%, and the bonuses paid for that year to each of the executive officers named in the Summary Compensation Table are indicated in the Bonus column.

     * LONG-TERM INCENTIVE COMPENSATION. In January 1993, the Human Resources Committee approved the grants of stock options to each of the Company's executive officers under the Company's Stock Option and Appreciation Plan (see the table titled "Option Grants in Last Fiscal Year" on page 8). These grants are designed to align the interests of each executive officer with those of the Company's shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The option grant to each executive officer for the 1993 fiscal year was comprised of two components. The first component was a special option grant based upon the officer's accountability for attaining the one-time cost-reduction targets assigned to his areas of responsibility and/or his contribution to the successful acquisition of additional Company operations in Canada. The second component of the 1993 option grant represented the regular annual grant made to maintain the total number of option grants made to each executive officer (net of the special option grant) over the past five year to a competitive median level based upon recommendations submitted by the independent compensation consulting firm retained by the Company.

     Each option grant allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the date preceding the grant date) over a specified period of time (up to 10 years). The exercisability of these stock options generally vests in equal installments over a five-year period, continent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company for one or more years during which the option vests, and then only if the market price of the underlying shares appreciates over the option term.

     Tax Limitation. As a result of federal tax legislation enacted in 1993, a publicly-held company such as Pope & Talbot will not be allowed a federal income tax deduction for compensation paid to the executive officers named in the Summary Compensation Table, to the extent that compensation exceeds $1 million per officer. This limitation will become effective for the 1994 fiscal year, and it is not expected that the compensation to be paid to the Company's executive officers for the 1994 fiscal year will exceed the $1 million limit per officer. In addition, the Company intends to amend the provisions of the Stock Option and Appreciation Plan so that the compensation deemed paid under that plan when outstanding stock options are exercised will qualify as performance-based compensation which is not subject to the $1 million limitation. Until final Treasury Regulations are issued with respect to the new limitation, the Human Resources

Committee will defer any decision on whether or not to limit all other compensation payable to such executive officers to the $1 million cap.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In setting the compensation payable to the Company's Chief Executive Officer, Mr. Pope, the Human Resources Committee has sought to establish a competitive rate of base salary, while at the same time tying a significant percentage of his overall compensation package to individual and Company performance and stock price appreciation.

     Mr. Pope's base salary is established through an evaluation of salaries paid to similarly situated chief executive officers both at companies in the forest products industry which are of comparable size to the Company and at companies in other industries with which the Company competes for executive personnel. Salary information is provided the Human Resources Committee by the Company's independent compensation consulting firm. In setting Mr. Pope's base salary, it is the intent of the Human Resources Committee to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. For the 1993 fiscal year, Mr. Pope's base salary was set at the median level in effect at the surveyed companies. In January 1994, the Human Resources Committee conducted its annual review of Mr. Pope's base salary level and increased his base salary by 3 1/2%, effective March 1, 1994. The increase was designed to maintain Mr. Pope's base salary at approximately the mid-point of the base salary projections for the 1994 calendar year.

     On the basis of (i) the Company's success in exceeding the after-tax earnings target for the 1993 fiscal year by more than 40% and (ii) Mr. Pope's individual performance during that year, the Human Resources Committee awarded him a cash bonus under the Executive Incentive Plan in the amount of $201,336.

     In January 1993, the Human Resources Committee granted Mr. Pope options to purchase 60,000 shares of the Company's common stock under the Stock Option and Appreciation Plan. Options for 20,000 of those shares were granted on the basis of Mr. Pope's accountability for attaining the one-time, corporate-wide cost-reduction targets established during the 1993 fiscal year and Mr. Pope's contribution to the successful acquisition of the additional operations in Canada. The balance of the option was based upon an evaluation of competitive median grant levels prepared and reported to the Human Resources Committee by the independent compensation consulting firm retained by the Company.

     The option grants made to Mr. Pope place a significant portion of his total compensation for the year at risk, since the options will have no value unless there is appreciation in the value of the Company's common stock over the option term.

                           HUMAN RESOURCES COMMITTEE

            Hamilton W. Budge                         Edward H. Cooley
            Warren E. McCain                          Robert Stevens Miller, Jr.
            Brooks Walker, Jr.

                 COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Human Resources Committee serves as the Company's Compensation Committee, and its members are as named above. No member of the Human Resources Committee was at any time during the 1993 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Human Resources Committee.

     Mr. Budge is of counsel to the law firm of Brobeck, Phleger & Harrison, outside general counsel to the Company.

                            STOCK PERFORMANCE CHART

     The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock during the five fiscal-year period ended December 31, 1993, with the cumulative total return on the S&P 500 Index and the Value Line Paper and Forest Products Index for that same period. The comparison assumes $100 was invested on December 31, 1988 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS

 Measurement Period                                           VALUE LINE PAPER &
(Fiscal Year Covered)       POPE & TALBOT      S&P 500      FOREST PRODUCTS INDEX
1988                          100.00            100.00           100.00
1989                          147.54            131.49           114.69
1990                           87.41            127.32            96.57
1991                           95.78            166.21           125.42
1992                          104.35            179.30           138.02
1993                          193.88            197.23           157.38



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has in prior years acquired, and in future years intends to continue to acquire, timber from Pope Resources, a Delaware limited partnership (the "Partnership"). Peter T. Pope holds 4.4% of the outstanding partnership interests in the Partnership. In addition, Mr. Pope owns 50% of the shares of the Partnership's general partners and serves on such general partners' boards of directors. Timber purchases by the Company from the Partnership totaled $4,641,808 for 1993. The terms and conditions under which these timber purchases have been made have been based on competitive bids or have been comparable to those made available by third parties, as determined by the Partnership and the Company.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's common stock and other equity securities. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 1993 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners, except that Mr. Miller's election as a Director of the Corporation was not reported on a Form 3 until 30 days after his election as a Director and that Mr. Vanderselt erroneously reported the sale of 1,000 shares of common stock on a timely filed Form 4, with the actual amount sold being 2,000 shares of common stock. When this error was discovered, a Form 4 reflecting the previously unreported 1,000-share sale was filed.

                                 PROPOSAL NO. 2

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee of the Board, appointed Arthur Andersen & Co. as the Company's independent public accountants for the fiscal year ending December 31, 1994, subject to ratification by the shareholders at the Annual Meeting. A representative of Arthur Andersen & Co. is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires, and to respond to appropriate questions. The Board of Directors recommends that the shareholders approve this appointment. Although this appointment is not required to be submitted to a vote by the shareholders, the Company continues to believe it appropriate, as a matter of policy, to request the shareholders' ratification. If the shareholders do not ratify this appointment, the Board of Directors will reconsider its action.

SHAREHOLDER PROPOSALS

     A shareholder who intends to present a proposal at the 1995 Annual Meeting of Shareholders must submit such proposal by November 4, 1994, for inclusion in the Company's 1995 proxy statement and form of proxy relating to such meeting. The proposal must be mailed to Mr. C. Lamadrid, Senior Vice President, Secretary, Treasurer, and Chief Financial Officer, Pope & Talbot, Inc., 1500 S.W. First Avenue, Portland, Oregon 97201. Such proposals will be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities & Exchange Commission.

SOLICITATION OF PROXIES

     The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies personally or by telephone. The Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

OTHER MATTERS

     The Board of Directors does not know of any other matters which will be presented for action at the meeting. However, if other matters come before the meeting, the persons named in each proxy intend to vote it in accordance with their best judgment.

ANNUAL REPORT -- FINANCIAL MATTERS

     The annual report to shareholders covering the operations of the Company for the year 1993, including financial statements is enclosed herewith.

                                          By order of the Board of Directors.

                                          C. Lamadrid
                                          Senior Vice President, Secretary,
                                          Treasurer and Chief Financial Officer

                              POPE & TALBOT, INC.

                                     PROXY

      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                          SHAREHOLDERS, APRIL 25, 1994

  The undersigned hereby appoints Hamilton W. Budge, Charles Crocker and Warren
E. McCain, jointly and severally, with full power of substitution, proxies of the undersigned, to vote the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Pope & Talbot, Inc. to be held on April 25, 1994 and at any adjournments thereof:

1. / / WITH / / WITHOUT authority to vote for the following nominees to the Board of Directors to serve three-year terms, as described in the accompanying Proxy Statement (The Board of Directors favors a vote WITH authority):

              GORDON P. ANDREWS; PETER T. POPE; BROOKS WALKER, JR.
                            ------------------------

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

- --------------------------------------------------------------------------------

2.  / / FOR    / / AGAINST    / / ABSTAIN the proposal to ratify the selection
    of Arthur Andersen & Co. to continue as independent certified public accountants for the year 1994 (The Board of Directors recommends a vote
    FOR): and

3. In their discretion, upon any such other matters as may properly come before the meeting.

  UNLESS OTHERWISE SPECIFIED, THE PROXIES ARE GRANTED THE AUTHORITY TO VOTE FOR THE ELECTION OF ALL OR ANY OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

  PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

                                                 Dated:                  , 1994

                                                 Please sign here exactly as
                                                 name(s) appear(s) hereon.

                                                 -------------------------------

                                                 (When signing as attorney,
                                                 administrator, trustee,
                                                 guardian or corporate officer,
                                                 please so indicate.)